UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016 (April 1, 2016)

EV Energy Partners, L.P.

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-33024 (Commission File No.)	20–4745690 (I.R.S. Employer Identification No.)

1001 Fannin, Suite 800, Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 651–1144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2016, EV Properties, L.P., a wholly-owned subsidiary of EV Energy Partners, L.P. (“Partnership”), and the Partnership, as a guarantor, entered into a Ninth Amendment (“Amendment”) to its Second Amended and Restated Credit Agreement (“Credit Facility”) with JPMorgan Chase Bank, N.A. as administrative agent and several lenders party thereto. The Amendment amended the Credit Facility to, among other things:

-	decrease the borrowing base from $625 million to $450 million;
-	extend the Covenant Relief End Date to January 1, 2018 and change the ratio of Senior Secured Funded Debt to EBITDAX to permit the Partnership’s ratio of Senior Secured Funded Debt as of such date to EBITDAX for the most recent period of four fiscal quarters for which financial statements are available to be no greater than (a) for the fiscal quarters ending March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, 3.0 to 1.0, (b) for the fiscal quarters ending March 31, 2017 and June 30, 2017, 3.5 to 1.0 and (c) for the fiscal quarter ending September 30, 2017 and December 31, 2017, 4.0 to 1.0;
-	change the ratio of Total Debt to EBITDAX after the Covenant Relief End Date to permit the Partnership’s ratio of Total Debt as of such date to EBITDAX for the most recent period of four fiscal quarters for which financial statements are available to be no greater than (a) for the fiscal quarters ending March 31, 2018, 5.50 to 1.0, (b) for the fiscal quarters ending June 30, 2018 and September 30, 2018, 5.25 to 1.0 and (c) for the fiscal quarter ending December 31, 2018 and thereafter, 4.25 to 1.0;
-	add an Interest Coverage Ratio, which requires the Partnership’s ratio of EBITDAX as of such date to cash Interest Expense for the most recent period of the four fiscal quarters for which financial statements are available to be no less than (a) for the fiscal quarters ending March 31, 2016, June 30, 2016 and September 30, 2016, 2.5 to 1.0, (b) for the fiscal quarters ending and December 31, 2016, March 31, 2017 and June 30, 2017, 2.0 to 1.0 and (c) for the fiscal quarter ending September 30, 2017 and thereafter, 1.5 to 1.0;
-	increase the applicable margin rate the Partnership pays on alternate base rate (ABR) loans ranging from and including 1.50% and 2.50% per annum, determined by the percentage of the borrowing base then in effect that is drawn;
-	increase the applicable margin rate the Partnership pays on Eurodollar loans ranging from and including 2.50% and 3.50% per annum, determined by the percentage of the borrowing base then in effect that is drawn;
-	allow for up to $35 million of cash to be used for the redemption of the Partnership’s existing senior notes, provided at the time of redemption (a) no Event of Default has occurred or would result after giving effect to such redemption, (b) the pro forma total Revolving Credit Exposure does not exceed 65% of the Borrowing Base then in effect. The amount available for redemption of the Partnership’s existing senior notes will be reduced by the amount of any quarterly distributions made by the Partnership for the remainder of 2016. The redemption of any of the Partnership’s existing senior notes at a discount to par value would create cancellation of debt income for its unitholders;
-	increase the commitment fee the Partnership pays to 0.50% on the average daily amount of the unused amount of the commitments under the Credit Facility;
-	limit the Consolidated Cash Balance held by the Partnership to the greater of 5% of the then current Borrowing Base or $30 million; and
-	increase the required percentage of Mortgaged Properties to 85%.

A copy of the Amendment is furnished as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

The following information is being furnished pursuant to Item 7.01 “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On April 4, 2016, the Partnership issued a press release announcing an amendment to the Partnership’s senior secured credit facility and a decrease to its borrowing base. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Ninth Amendment dated April 1, 2016 to Second Amended and Restated Credit Agreement.

99.1 Press Release dated April 4, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EV Energy Partners, L.P.

Dated: April 4, 2016	By:	/s/Nicholas Bobrowski
Nicholas Bobrowski
Vice President and Chief Financial Officer of
EV Management LLC, general partner of
EV Energy GP, L.P., general partner of
EV Energy Partners, L.P.

EXHIBIT INDEX

10.1 Ninth Amendment dated April 1, 2016 to Second Amended and Restated Credit Agreement.

99.1 Press Release dated April 4, 2016.